EXHIBIT 99.1

CONTACT:

Investor Relations

703-742-5393

InvestorRelations@quadramed.com

DAVID L. PIAZZA TO CONTINUE AS

QUADRAMED CORPORATION’S CHIEF FINANCIAL OFFICER

RESTON, VA – (September 9, 2008) — QuadraMed Corporation (NASDAQ: QDHC) announced today that David L. Piazza will continue as QuadraMed’s Chief Financial Officer, Executive Vice President, Corporate Secretary and Treasurer. QuadraMed’s Board of Directors reinstated Mr. Piazza, effective September 9, 2008, following Mr. Piazza’s withdrawal of his resignation.

“I am very excited to have Dave continue as our CFO. For the past three years, Dave has been a key part of our Company’s executive team, and I look forward to Dave’s ongoing efforts in driving the success and growth of QuadraMed”, said Keith B. Hagen, QuadraMed’s president and Chief Executive Officer.

Mr. Piazza will continue to serve under the terms and conditions of his original employment agreement with the Company, dated August 10, 2005 and amended March 26, 2008, without change. Further, Mr. Piazza’s existing short-term, long-term and equity compensation will continue, without amendment or improvement, including continuation of his stock options with the original exercise prices and vesting terms as provided at the time of the original grant of the options.

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. QuadraMed provides real world solutions that help healthcare professionals deliver outstanding patient care efficiently and cost effectively. Behind the company’s products and services is a staff of 600 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities. For more information about QuadraMed, visit http://www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

QuadraMed Affinity and Care-based Revenue Cycle are registered trademarks of QuadraMed Corporation. QuadraMed Corporation’s trademark: “Quality Care. Financial Health” is pending registration. All other trademarks are the property of their respective holders.

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